Arctos Petroleum Corp.

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Suite# 275 999-8 Street S.W., Calgary, Alberta, Canada, T2R-1J5

Tel (403) 265-5900 Fax (403) 531-1719

October 1, 2004 NEWS RELEASE

TSX Venture Symbol: APO

Arctos Petroleum Corp. “the Company” is pleased to announce the successful amalgamation between Spearhead Resources Inc. and Camflo International Inc. The Company will be called for trading on the TSX Venture Exchange, under the symbol APO, on Monday October 4, 2004.

The Company will hold in excess of 80,000 acres with an average working interest of 55%. The Company operates over 60% of its core areas. These core areas are Joffre, Alexander, Prairie River, Rainbow Lake, Suffield, Snipe Lake and McGowan.

Joffre, Alexander, Rainbow Lake, Suffield and McGowan are light oil properties. Prairie River and Snipe Lake have natural gas production. The production is split 70% light oil and 30% natural gas.

Arctos Petroleum Corp. is a Junior Oil and Gas Company with ongoing exploration, production and development programs in Alberta and Saskatchewan.

For further information, please contact:

Thomas A. Doyle,

Phone: (403) 531-1700 or (604) 685-9181

Arctos Petroleum Corp.

Thomas A. Doyle, President, CEO

THE TSX VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED OF THE

INFORMATION CONTAINED HEREIN.